SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    ________________________________________

                          Insituform Technologies, Inc.

                    (Exact name of Registrant as specified in its charter)

              Delaware                                       13-3032158
 (State or other jurisdiction of incorporation             (IRS Employer
            or organization)                             Identification No.)


             702 Spirit 40 Park Drive, Chesterfield, Missouri 63005
                                 (636) 530-8000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                 JOSEPH A. WHITE
                          Insituform Technologies, Inc.
                             Chief Financial Officer
             702 Spirit 40 Park Drive, Chesterfield, Missouri 63005
                                 (636) 530-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        THOMAS A. A. COOK, ESQ.                   Copies to:
   Vice President and General Counsel        CRAIG A. ADOOR, ESQ.
     Insituform Technologies, Inc.      Blackwell Sanders Peper Martin LLP
         702 Spirit 40 Park Dr.          720 Olive Street, Suite 2400
         Chesterfield, MO 63005            St. Louis, Missouri 63101



Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.
[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                         CALCULATION OF REGISTRATION FEE

Title of each         Amount to be       Proposed maximum   Proposed maximum   Amount of
class of securities   Registered (1)     offering price     Aggregate          registration
to be registered                         per share (2)      offering           fee
                                                            price (2)
Class A Common Stock  554,143            $30.625            $1,687,062.90      $4,242.66
$.01 par value
--------------------

(1) All of the shares of Class A Common Stock offered hereby are being sold for the accounts of selling stockholders of the registrant. (See "Selling Stockholders" herein.)

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported on the NASDAQ Stock Market on March 26, 2001.

                          ----------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion dated March 30, 2001

                          INSITUFORM TECHNOLOGIES, INC.

                     554,143 Shares of Class A Common Stock
                                ($.01 Par Value)

        These shares of our Class A common stock are being offered by the selling stockholders identified in this prospectus. The selling stockholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. We will not receive any proceeds from these sales.

        All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the selling stockholders) will be paid by us. We estimate that the expenses will be $15,000.

        Our stock is traded on the NASDAQ Stock Market under the symbol "INSUA." On March 29, 2001, the closing sale price of our Class A common stock as reported by the NASDAQ Stock Market was $32.25 per share.

        You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the securities offered by this prospectus.



        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        Underwriting
                                                       Discounts and      Proceeds to Selling
                                                        Commissions           Stockholders
                                  Price to Public
Per Share     ____________        See text above.     See text above.       See text above.

Total         ____________        See text above.     See text above.       See text above.


                     The date of this prospectus is ______________, 2001.




                                TABLE OF CONTENTS
ABOUT THIS PROSPECTUS........................................................................3
WHERE YOU CAN FIND MORE INFORMATION..........................................................3
PROSPECTUS SUMMARY...........................................................................4
RECENT DEVELOPMENTS..........................................................................5
RISK FACTORS.................................................................................5
USE OF PROCEEDS..............................................................................8
SELLING STOCKHOLDERS.........................................................................8
PLAN OF DISTRIBUTION.........................................................................8
LEGAL MATTERS................................................................................9
EXPERTS.....................................................................................10

                              ABOUT THIS PROSPECTUS

        Insituform Technologies, Inc. was formerly incorporated under the name Insituform of North America, Inc. In connection with its acquisition of its licensor in 1992, it changed the name under the which it was incorporated to Insituform Technologies, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC's website at http://www.sec.gov.

        The Class A common stock is traded as "National Market Securities" on the Nasdaq Stock Market. Material filed by Insituform can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the original registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. Further, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares:

     1. Insituform's Annual Report on Form 10-K for the year ended December 31, 2000;

     2. Insituform's Current Reports on Form 8-K filed January 17, 2001 and March 14, 2001;

     3. The description of Insituform's Class A common stock, $0.01 par value per share, as contained in the registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

        If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from Insituform without charge, excluding all exhibits unless we have specifically incorporated an exhibit by reference. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Insituform at the following address or telephone number:

               Insituform Technologies, Inc. - Investor Relations
             702 Spirit 40 Park Drive, Chesterfield, Missouri 63005
                                 (636) 530-8003

                               PROSPECTUS SUMMARY


        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in Insituform. You should read this entire prospectus carefully.


Insituform

        Insituform Technologies, Inc. is a worldwide company specializing in the use of trenchless technologies to rehabilitate, replace, maintain and install underground pipes. The Company uses a variety of trenchless technologies. The Insituform(R) cured-in-place pipe process (the "Insituform Process") contributed approximately 74% of the Company's revenues during the Company's most recent fiscal year.

         In February 2001, the Company acquired Kinsel Industries, Inc., a trans-regional provider of pipebursting and other sewer rehabilitation services, from its stockholders in exchange for 1,847,143 shares of Insituform's Class A Common Stock and $15,350,000 in a combination of cash and promissory notes. In 2000, Kinsel had revenues of approximately $50 million from water and sewer work. In addition to trenchless pipe rehabilitation services, it performs some open-cut pipe construction and erects water and sewer treatment plants. Kinsel generated an additional $50 million in 2000 from highway, bridge, airport and commercial construction. While valuable and profitable, these operations do not fit the Company's strategy. The Company expects to search for a possible buyer for these operations.

        Insituform's principal executive office is located at 702 Spirit 40 Park Drive, Chesterfield, MO 63005. Its telephone number is (636) 530-8000.



Shares of Insituform Class A common stock to be sold by selling stockholders.

        The selling stockholders individually identified under the caption "Selling Stockholders" offer for sale 554,143 shares of Class A common stock of Insituform. The selling stockholders are all of the former stockholders of Kinsel and Tracks who obtained the shares they are selling pursuant to Insituform's acquisition of Kinsel and Tracks. The Class A common stock being registered for resale represents 30% of the total number of shares exchanged in those acquisitions.


The Offering
Shares Offered by Selling Stockholders:       554,143(1)
Total Shares Outstanding after the Offering:  26,830,669(2)
Use of Proceeds:                              Insituform  will not receive any of the
                                              proceeds from the sale of shares of
                                              Insituform  Class A common stock by the
                                              selling stockholders.

-----------

(1) Represents 30% of the Insituform Class A common stock which was issued in connection with Insituform's acquisitions of Kinsel and Tracks.

(2) As of March 15, 2001. Included in these shares are the 554,143 shares to be sold by the selling stockholders, and the remainder of the 1,293,000 shares of Class A common stock issued in the acquisition of Kinsel and Tracks that are not being registered for resale.

                               RECENT DEVELOPMENTS

        Insituform recently announced that it expects lower first-quarter earnings. We now expect our consolidated revenues for the first quarter of 2001 to be about $100 million and our earnings per share to be in the range of $.16 to $.18, including the effect of Kinsel. During the first quarter of 2001, our North American Pipe Rehabilitation business encountered delays in starting projects. The workable backlog in the domestic rehab business at the end of December 2000 was at a level consistent with the guidance we gave on first quarter revenue and earnings. January's results for this segment were weak but normal for the time of the year. February turned out to be unexpectedly weak. Although March appears to be an essentially normal month, it is not sufficient to create an expectation of making up the shortfall during the quarter. Total workable backlog is strong and the margin in backlog is normal, but the rate of conversion of backlog to revenue during the first two months of the quarter was well below customary levels. In the first quarter, we encountered an unusually high number of delays affecting a large dollar volume of work. Procedural delays in obtaining permission to start work, delays at outside engineers, and delays in gaining access to job sites have combined to hold back work to a much greater extent than normal. In addition, while we are acting to structurally balance capacity between regions, our actions did not start in time to improve the results for the quarter. Consequently, revenues in the North American Rehab business segment are expected to be about 9% ($7 million) below forecast. This shortfall created excess capacity that reduced the gross margin and which is expected to impact the forecast operating income for the segment by about 50% ($5 million). Our backlog system in this business segment is not yet integrated into an overall ERP system. It consists of reports from each location of overall projects and the stage of each project. We define workable backlog as capital projects for which we have received a firm, awarded order - that tells us we will do the work but it does not tell corporate headquarters when we can start the work. The information on when we can start the work is available to some extent in our planning system, but that is also not fully implemented. We have acted to realign our capacity and fixed base costs to balance them better with expected revenues. As mentioned last quarter, we also re-engineering our receivables management systems to decrease our days outstanding, which has increased with the increase in our volume of work.

                                  RISK FACTORS

        You should carefully consider the risks and uncertainties described below in conjunction with the other information contained in this prospectus before purchasing shares of Insituform's Class A common stock.

        WE ARE DEPENDENT ON THE PUBLIC SECTOR FOR A SIGNIFICANT AMOUNT OF OUR BUSINESS UNDER CONTRACTS WITH SPECIALIZED TERMINATION PROVISIONS WHICH, IF ELECTED, COULD MATERIALLY ADVERSELY AFFECT REVENUES. A significant percentage of our revenue comes from contracts with state and local governments. In addition, a significant portion of the anticipated revenues for the Kinsel operations is dependent upon a single contract with the Jacksonville Electric Authority Procurement Department of Jacksonville, Florida. Consequently, any reduction in demand for our services by the public sector would harm our operating results. Furthermore, government contracts are generally terminable at the convenience of the government. If and when such contracts are terminated however, contract specifications generally require the government to settle or pay for services provided by the contractor up to the time of termination. Although we have not experienced any material cancellations in the past, there is no assurance such cancellations will not occur in the future.

        OUR RESULTS OF OPERATIONS ARE SUBJECT TO THE RISKS OF FIXED UNIT PRICE CONTRACTS AND BID AND PERFORMANCE BONDS COMPELLING US TO ASSUME THE RISK THAT THE COSTS ASSOCIATED WITH OUR PERFORMANCE WILL BE GREATER THAN WE ANTICIPATED. Our revenue is substantially derived from installation contracts that are fixed unit price contracts. The terms of these contracts require us to guarantee the price of our services and assume the risk that the costs associated with our performance will be greater than we anticipated. Our profitability in this market is therefore dependent on our ability to accurately estimate the costs associated with our services. These costs may be affected by a variety of factors, such as lower than anticipated productivity and conditions at the installation sites differing materially from what was anticipated at bid time. If we are unable to accurately estimate the costs of these fixed unit price contracts, certain projects could have lower margins than anticipated, which could harm our results of operations or financial condition.

        A SIZABLE PORTION OF THE ACQUIRED OPERATIONS OF KINSEL WILL BE CONDUCTED THROUGH A JOINT VENTURE, AND THE NATURE OF OUR RELATIONSHIP WITH OUR PARTNER MAY CONSTRAIN OUR NORMAL METHODS OF CONDUCTING BUSINESS, WHICH MAY ADVERSELY AFFECT THE OPERATIONS OF THE COMPANY. A $380 million sewer pipe rehabilitation contract with the Jacksonville Electric Authority Procurement Department of Jacksonville, Florida is to be carried out through a joint venture between our subsidiary Kinsel Industries, Inc, and PM Construction & Rehab, L.P. We also conduct other operations, although not to the same extent, through joint ventures or less than 100% owned affiliates. Our joint venture partners and the minority owners of such affiliates may from time to time have economic or business interests or goals which are inconsistent with our business interests or goals. In addition, we may not have control over the operating assets of a joint venture or affiliate if the joint venture, other agreements or governing law so provide. Although in the past we have generally managed the operations of our joint ventures and less than 100% owned affiliates in the same manner as we manage the operations of our wholly owned affiliates, we may be required to consider the interests of our joint venture partners and the minority owners of our affiliates in connection with decisions concerning the operation's of the joint ventures and affiliates. We also face the risk that a joint venture partner or minority owner of an affiliate may be unable to meet its economic or other obligations and that the we may be required or choose to fulfill those obligations.

        WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE STRATEGIC ACQUISITIONS, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO SUSTAIN GROWTH AND MAINTAIN OUR COMPETITIVE POSITION. For example, if we are not able to effectively integrate our business strategy into Kinsel's operations in a timely and efficient manner, then the benefits of acquiring Kinsel may not be realized. In addition, if the expected benefits of the Kinsel acquisition are not realized to the extent and within the time frame expected by investors or financial analysts, the market price of Insituform Class A common stock may also be adversely effected. With any acquisition, we may encounter difficulties in retaining key personnel or customers. These difficulties could reduce or eliminate any expected benefit. In addition, acquisitions may have adverse effects on our results of operations caused by amortization of acquired intangible assets or unanticipated liabilities or contingencies.

        WE ENCOUNTER SIGNIFICANT COMPETITION IN OUR REHABILITATION MARKETS. We currently face competition from more conventional methods of pipe replacement and rehabilitation, including: (i) total replacement, which is the excavation and replacement of an entire section of pipe; (ii) point repair, which is the replacement of cracked or structurally failed sections of pipes by actual excavation and replacement; (iii) sliplining, which is the insertion of a smaller pipe within an existing deteriorated pipe; and (iv) the placement of gelatinous material, hydraulic cement, or other acceptable material in defective pipes to repair leaks and prevent infiltration in gravity sewers. In addition, we face competition from other trenchless processes throughout the world. In the United States, we face competition from several cured-in-place processes and, outside of the United States, from additional cured-in-place processes currently in regional use. We also face competition from several fold and formed thermoplastic processes. Two of the significant patents relating to the Insituform Process(R) covering, respectively, the curing of a resin-impregnated tube and material aspects of the inversion process, have expired. There can be no assurance that the validity of existing patents, in these and other areas, will not be successfully challenged or that they are sufficient to afford protection against another company utilizing similar processes. We believe however, that our long experience with our proprietary processes, our continued commitment to support and develop these processes, the strength of our trademarks, the degree of our market penetration, and our diversification into other methods will enable us to continue to compete effectively in the pipeline rehabilitation markets. Our tunneling operation competes with contracting firms throughout North America.

        WE RECOGNIZE CONTRACT REVENUES USING PERCENTAGE OF COMPLETION ACCOUNTING. UNDER THIS METHOD WE RELY ON ESTIMATES THAT, IF INACCURATE, COULD COMPEL US TO MAKE ADJUSTMENTS TO PREVIOUSLY REPORTED CONTRACT REVENUES. Our contract revenues are recognized using the percentage of completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. Such estimates are based on management's reasonable assumptions and experience, but are only estimates. Variation of actual results from such assumptions or our historical experience on an unusually large project or on several normal size projects could be material. To the extent that these adjustments result in a reduction or an elimination of previously reported contract revenues, we would recognize a charge against current earnings, which could have a material adverse effect on our business, financial condition and results of operations.

       WEATHER MAY ADVERSELY EFFECT OUR OPERATING RESULTS. Although for the past five years seasonal variation in work performed has not had a material effect on our consolidated results of operations, varying weather conditions in many of the areas where we perform work, could adversely effect our operating results in the future. This also could result in a seasonal pattern in our results of operation, which could effect the comparability of any quarter to quarter comparisons of operating results.

        IF A QUALIFIED WORKFORCE, ON WHICH THE COMPANY DEPENDS TO OPERATE ITS BUSINESS, IS UNAVAILABLE, OUR OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. Our operations are dependent on the availability of skilled workers. From time to time, particularly when the level of activity in the construction industry is high, we may face shortages of skilled workers. We cannot assure you that an adequate supply skilled workers will be available to carry out our projects or that the costs to retain skilled workers will not exceed our estimates.

        BECAUSE A RELATIVELY SMALL NUMBER OF KEY EXECUTIVE OFFICERS MANAGE OUR BUSINESS AND FORMULATE OUR STRATEGIES THE LOSS OF THESE KEY MANAGEMENT PERSONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

        THE MARKET PRICE OF OUR CLASS A COMMON STOCK COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS. The market price of our Class A common stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates or recommendations by securities analysts, changes in the sewer rehabilitation industry or general economic conditions and other factors, including periodic sales by major shareholders who may be attempting to diversify their holdings. In addition, the stock market in recent years has experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of companies. These broad market fluctuations may harm the market price of our Class A common stock.

                       ----------------------------------

THIS PROSPECTUS STATEMENT CONTAINS FORWARD-LOOKING INFORMATION; ACTUAL RESULTS MAY BE MATERIALLY AND ADVERSELY DIFFERENT THAN THE FORWARD-LOOKING INFORMATION.

        Forward-looking statements in this prospectus include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. In addition, forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology are intended to identify forward-looking statements. Although Insituform believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Insituform's expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus under "Risk Factors".

                                 USE OF PROCEEDS

        Insituform will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to the selling stockholders:

                                                   Number of      Number of    Number of Shares
                                                 Shares Owned     Shares to      to Be Owned
    Name                                         Prior to Sale     Be Sold        After Sale
    ----                                         -------------        ----        ----------
    Richard Kinsel, Jr.(1)                          1,460,238       438,071      1,022,167(2)
    Richard Croxton(1)                                138,455        41,537        96,918(3)
    Richard Fuller(1)                                  82,977        24,893        58,084(3)
    H. R. "Bubba" Bland(1)                             82,977        24,893        58,084(3)
    John McGillis(1)                                   82,496        24,749        57,747(3)
                                                       ------        ------        ---------
    TOTAL                                           1,847,143       554,143        1,293,000
                                                    =========       =======        =========


     (1) Messrs. Kinsel, Croxton, Fuller, Bland and McGillis were the President, Vice President (Operations), Vice President (Chief Financial Officer), Vice Present (Utility-Rehab) and Vice President (Microtunneling), respectively, of Kinsel Industries, Inc. prior to our acquiring it in February 2001.

     (2)  Represents 5.44% of Insituform's outstanding Class A common stock.

     (3)  Percentage of shares beneficially owned is less than 1.0%

                           PLAN OF DISTRIBUTION

        All of the Class A common stock registered for sale under this prospectus will be owned prior to the offer and sale of such stock by all of the former stockholders of Kinsel and Tracks.

        All of the stock offered by the selling stockholders was acquired in connection with the mergers of our wholly-owned subsidiaries with and into Kinsel and Tracks. Under the terms of the mergers, Insituform agreed to register up to 30% of the Class A common stock received by the selling stockholders in connection with the mergers. In the past three years, none of the selling stockholders has had a material relationship with our company, except that all of the selling stockholders have remained employees of the survivor of the mergers of our subsidiaries with and into Kinsel and Tracks.

        We are registering the Class A common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the Class A common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Class A common stock.

        The selling stockholders may sell the Class A common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their Class A common stock through:

     o a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     o purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account; or

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        When selling the Class A common stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

     o enter into transactions involving short sales of the Class A common stock by broker-dealers;

     o sell Class A common stock short themselves and deliver the stock registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     o enter into option or other types of transactions that require the selling stockholder to deliver Class A common stock to a broker-dealer or other person, who will then resell or transfer the Class A common stock under this prospectus; or

     o loan or pledge the Class A common stock to a broker-dealer or other person, who may sell the loaned stock or, in the event of default, sell the pledged stock.

        The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the Class A common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' or their affiliates' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

        In addition to selling their Class A common stock under this prospectus, the selling stockholders may:

     o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Class A common stock, including liabilities arising under the 1933 Act;

     o transfer their Class A common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     o sell their Class A common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        We have agreed to indemnify the selling stockholders against liabilities arising in connection with this offering, including liabilities under the 1933 Act, or to contribute to payments that the selling stockholder may be required to make in this respect.

                                  LEGAL MATTERS

        The validity of the shares of Insituform's Class A common stock offered hereby has been passed upon for Insituform by Blackwell Sanders Peper Martin LLP, counsel to Insituform.

                                     EXPERTS

        The consolidated financial statements of Insituform Technologies, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is an itemized statement of estimated expenses to be paid by Insituform in connection with the issuance and sale of the Class A common stock being registered.

Securities and Exchange Commission registration fee (Actual)   $ 4,243
Accounting fees and expenses                                     5,000
NASDAQ listing  fees                                              None
Legal fees and expenses                                          5,000
Miscellaneous                                                      757

Total                                                          $15,000

All other expenses in connection with the issuance and sale of the Class A common stock being registered will be borne by the selling stockholders.

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust, or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances the person is fairly and reasonably entitled to indemnity for expenses.

        To the extent a present or former director or officer of the corporation is successful on the merits or otherwise in defense of any action, suit, or proceeding described in the preceding two paragraphs, such person is entitled, pursuant to DGCL Section 145, to indemnification against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Article Tenth of Insituform's Restated Certificate of Incorporation provides that a director of Insituform shall not be personally liable to Insituform or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Insituform or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to the date Article Tenth became effective.

        Insituform's Restated Certificate of Incorporation requires Insituform to the full extent permitted by Section 145 of the DGCL as it may be amended, to indemnify all persons whom Insituform may indemnify under


                                   Part II-1

Section 145. Such right to indemnification shall include the right of a director or officer to be paid by Insituform the expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Insituform of any undertaking, by or on behalf of such director or officer, to repay all amounts to Insituform if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. Insituform's Restated Certificate of Incorporation also provides that Insituform may, by action of the Board of Directors, provide indemnification to employees and agents of Insituform with the same scope and effect as the foregoing indemnification of directors and officers.

        By virtue of Insituform's provision in its Restated Certificate of Incorporation as amended providing for indemnification of Insituform's directors and officers to the fullest extent provided by the DGCL, the right to indemnification and to the payment of expenses incurred in defending a proceeding in advance of its final disposition will not be deemed exclusive of any other right to which any person seeking indemnification or advancement may be entitled under Insituform's by-laws, any agreement, any vote of stockholders or disinterested directors of Insituform or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        In addition to the provisions in its Restated Certificate of Incorporation, Insituform has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by Insituform for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of Insituform. Insituform has also entered into indemnification agreements with individual directors and officers. These agreements generally provide such directors and officers with a contractual right of indemnification to the full extent provided by applicable law and the charter documents of Insituform as in effect at the respective dates of such agreements.

        Insituform has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to provisions in its Restated Certificate of Incorporation or otherwise, and (b) to insure the officers and directors of Insituform against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

Item 16. Exhibits.

        The exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17. Undertakings

        (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the

                                   Part II-2
               maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.












                                   Part II-3

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis County, State of Missouri, on March 30, 2001.

                                INSITUFORM TECHNOLOGIES, INC.


                                By: /s/ Joseph A. White
                                   ---------------------------------------------
                                   Joseph A. White
                                   Vice President and Chief Financial Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Joseph A. White his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 30, 2001.



                                  By:/s/ Anthony W. Hooper
                                     -------------------------------------------
                                     Anthony W. Hooper
                                     Chief Executive Officer and Director
                                     (Principal Executive Officer)

                                  By:/s/ Joseph A. White
                                     -------------------------------------------
                                     Joseph A. White
                                     (Principal Financial and Accounting
                                      Officer)


                                  By:/s/ Robert W. Affholder
                                     -------------------------------------------
                                     Robert W. Affholder
                                     Director


                                  By:/s/ Paul A. Biddelman
                                     -------------------------------------------
                                     Paul A. Biddelman
                                     Director




                                   Part II-4

                                  By:/s/Stephen P. Cortinovis
                                     -------------------------------------------
                                         Stephen P. Cortinovis
                                         Director


                                  By:/s/ Juanita H. Hinshaw
                                     -------------------------------------------
                                     Juanita H. Hinshaw
                                     Director


                                  By:/s/ Thomas N. Kalishman
                                     -------------------------------------------
                                     Thomas N. Kalishman
                                     Director



                                  By:/s/ Sheldon Weinig
                                     -------------------------------------------
                                     Sheldon Weinig
                                     Director



                                  By:/s/ Alfred L. Woods
                                     -------------------------------------------
                                     Alfred L. Woods
                                     Director




                                   Part II-5

                                  EXHIBIT INDEX


        Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.


        Exhibit
        Number        Description of Exhibit
        ------        ----------------------

        1

        2

        4

        5             Opinion of Blackwell Sanders Peper Martin LLP

        8

        12

        15

        23(a)         Consent of Arthur Andersen LLP
        23(b)         Consent of Blackwell Sanders Peper Martin LLP (contained in Exhibit 5)


        24            Power of Attorney  (See "Power of Attorney" in the Annual Report on Form
                      10-K).


        25


        26


                                   Part II-6